Exhibit 10.2

Outside Director Compensation

Effective January 1, 2005, directors of O’Sullivan Industries Holdings, Inc. who are not employees of, or consultants to O’Sullivan or Bruckmann, Rosser, Sherrill & Co., Inc. or their respective affiliates, shall be compensated as follows:

(a)	an annual stipend of $30,000

(b)	a fee of $2,000 per meeting (other than a regular quarterly meeting of the Board or a Committee meeting held on the same day as a regular quarterly meeting of the Board) attended in person (with all meetings that occur on the same day being considered as one meeting); and

(b)	a fee of $1,000 per meeting attended by telephone conference (with all meetings that occur on the same day being considered as one meeting); and

(c)	an annual retainer of $5,000 for service as chairman of the Compensation Committee or the Nominating Committee;

(d)	an annual retainer of $7,500 for service as chairman of the Audit Committee; and

(e)	either

(i)	a one-time grant of options to purchase common stock of the Corporation in such amount and at such price as may be approved by the Board; or

(ii)	a one-time opportunity to purchase shares of O’Sullivan’s stock, with the Board of Directors to determine the number of shares, the class of stock and the purchase price per share.